Exhibit 23.1

The Partners
EnLink Midstream Partners, LP

We consent to the incorporation by reference in the registration statements No. 333-107025, 333-127645, 333-159140 and 333-188678 on Forms S-8, No 333-194465 and 333-199618 on Form S-3 of EnLink Midstream Partners, LP and subsidiaries of our report dated February 20, 2015, with respect to the consolidated balance sheets of EnLink Midstream Partners, LP and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in partners' equity, cash flows, for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of EnLink Midstream Partners, LP and subsidiaries.

Our report refers to a change in the Partnership’s method of accounting for computing depreciation on certain assets.

/s/ KPMG LLP

Dallas, Texas
February 20, 2015